                                                                    Exhibit 23.2
                                                                    ------------


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Fairfield Communities, Inc., for the registration of 145,749 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K as amended by Forms 10-K/A) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




                                 Ernst & Young LLP

Little Rock, Arkansas
December 18, 1997